Exhibit 10.7

Execution Copy

CLOSING DATE AND FUNDING ACKNOWLEDGMENT

August 31, 2008

Reference is made to the Credit Agreement, dated as of August 31, 2008, by and among Thermo No. 1 BE-01, LLC, Merrill Lynch Credit Products, LLC, as Administrative Lender and Lender and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent. All capitalized terms used herein and not otherwise defined have the respective meanings specified in the Credit Agreement, including Schedule Z attached thereto.

The Administrative Lender, Lender and the Company hereby acknowledge and agree as follows:

1.    Closing occurs under the Credit Agreement at the time at which all conditions precedent set forth in Section 3.1 of the Credit Agreement are satisfied or waived in accordance with the Credit Agreement and the initial Advance is made to the Company.

2.    As a result of internal accounting requirements, Lender is unable to make the initial Advance on the date hereof.

3.    All of the conditions precedent to the initial Advance set forth in Section 2.2.1, Section 3.1 and Section 3.2 of the Credit Agreement are satisfied, other than as specifically forth in paragraph 6 below. After the date hereof, there are and shall be no requirement or condition to the funding of the initial Advance under the Credit Agreement other than as specifically set forth in paragraph 6 below, regardless of any event or occurrence following the date hereof.

4.    Notwithstanding that the initial Advance has not been made, the Closing shall be deemed to have occurred on August 31, 2008, and the Closing Date shall be August 31, 2008.

5.    Subject only to the delivery or satisfaction by the Company of the items listed in paragraph 6 below, the initial Advance shall be made by Lender not later than 12:00 noon eastern daylight time on September 8, 2008 in accordance with the Advance Request delivered by the Company as of August 31, 2008.

6.    On or prior to, and as the sole condition to, the receipt of the initial Advance, the Company shall deliver to the Administrative Lender the following

A.    A pro forma title policy in the form of the title commitment delivered to the Administrative Lender by Security Title Company on August 29, 2008 with the following modifications and/or additions:

•	Adjust coverage limits from $40 million to $15 million

•	Comprehensive Endorsement (CLTA 100)

•

Easement Endorsement (CLTA 103.1) with respect to Item 14 listed as an exception in Schedule B to the title commitment referenced above or otherwise confirm subordination of the geothermal lease executed by IRP and Minersville

•	Access Endorsement (ALTA 17)

•	Remove Item 13 from Schedule B to the title commitment referenced above or provide other confirmation that the Grazing Lease is subordinate to the Leasehold Deed of Trust

•	Leasehold Endorsement (ALTA 13.1)

•	Survey Endorsement (CLTA 116.1)

•	Same as Survey Endorsement

•	Deletion of Arbitration Endorsement (CLTA 110.1)

•	Standard Endorsement (FA 45) with respect to Creditor’s Rights Exclusion or such other coverage with respect to the above matters as is satisfactory to the Lender.

B.    A letter from Patterson-UTI Drilling Company, LLC (Patterson) confirming that pursuant to the Escrow Agreement dated April 8, 2008 by and among the Company, Patterson and Snyder National Bank and the Escrow Agreement dated April 16, 2008 by and among the Company, Patterson and Snyder National Bank, the Company has escrowed a total of $1,400,000 on account of payments that may become due to Patterson under the Drilling Contract. Notwithstanding anything to the contrary in the Credit Agreement or the Account and Security Agreement, amounts held in escrow under the Escrow Agreements referenced above shall be credited to Drilling Account, and upon release to the Company of amounts held thereunder, such amounts shall be deposited in the Drilling Account.

C.    A letter from CT Corporation System acknowledging its appointment as (i) the agent of the Company for service of process under the Credit Agreement, the Account and Security Agreement and the Equity Capital Contribution Agreement, (ii) the agent of Raser for service of process under the Raser Consent, (iii) the agent of IRP for service of process under the Equity Capital Contribution Agreement and (iv) the agent of Raser Power for service of process under the Raser Power Consent.

D.    Replacement insurance certificates revised as shown in the attached Schedule A.

E.    The opinion of in-house counsel to the Raser Entities, subject to customary assumptions and exceptions, that the execution, delivery and performance of the Transaction Documents to which each such entity respectively is party (i) will not conflict with or result in the breach of any court decree or order of any governmental body binding on such Raser Entity or (ii) result in a breach of, constitute a default under, require consent under, result in or require the creation of any lien, mortgage or encumbrance on any property of such Raser Entity or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement, instrument or order (including any arbitral award) to which such Raser Entity or any of its assets is subject.

F.    Attestation by the City Clerk of the City of Anaheim of the Collateral Assignment Agreement dated as of August 31, 2008 between The City of Anaheim, Thermo No. 1 BE-01, LLC and Deutsche Bank Trust Company Americas.

G.    Concurrently with the making of the initial Advance, payment of the amounts set forth in the Closing Flow of Funds Memo dated August 31, 2008.

H.    Executed acknowledgment by the Company of the letter to the Company from the Administrative Lender regarding the Original Issue Discount of $5,044,218.00.

In the event that the Collateral Agent or the Administrative Agent fails to deliver its executed signature pages to the applicable Transaction Documents, the Company shall cause the Raser Entities to execute or re-execute any Transaction Documents to which such Raser Entity is party in connection with the appointment of replacement Agents.

This Closing Letter and Funding Acknowledgement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Closing Date and Funding Acknowledgement as of August 31, 2008.

THERMO NO. 1 BE-01, LLC		MERRILL LYNCH CREDIT PRODUCTS, LLC

By:	/s/ Richard D. Clayton	By:	/s/ Nicholas Renwick
Name:	Richard D. Clayton	Name:	Nicholas Renwick
Title:	Manager	Title:	Vice President